File No. _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

WATER ON DEMAND, INC.

13575 58th Street North, Suite 200

Clearwater, FL 33760

https://www.waterondemand.net/

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

In this report, the term “we,” “us,” “our” or “the Company” refers to Water on Demand, Inc.

This report may contain forward-looking statements, as that term is defined under the federal securities laws. Forward-looking statements include, among others, statements about our business plan, strategy and industry. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we assume no obligation and do not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Item 1. Business

Water On Demand, Inc. (“we”, “us”, “our”, the “Company” or “WODI”) was incorporated on April 22, 2022 under the laws of the State of Nevada. It is a wholly-owned subsidiary of OriginClear, Inc. (“OCLN”). We have been engaged in business operations since April, 2022. Our principal offices are co-located with OCLN at 13575 58th Street North, Suite 200, Clearwater, FL 33760. Our main telephone number is (727) 440-4603. Our website address is www.waterondemand.net.

On behalf of the Company, OCLN is developing a new outsourced water treatment business called “Water On Demand”: or “WOD”.  The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”.

WODI’s primary business is to select projects, fully qualify them, provide financing for DBOO service contracts, and thereafter manage assets, contracts, clients, investors, strategic partners and vendors.

To enable rapid scaling, WODI does not itself intend to build, maintain or service the water treatment systems it finances, but instead contract with regional water service companies to carry out these functions. On April 6, 2022, an agreement in principle was reached to work with the first of these intended contractors, Envirogen Technologies (www.envirogen.com), a 30-year international provider of environmental technology and process solutions (www.originclear.com/company-news/originclear-and-envirogen-to-partner-on-water-on-demand). However, as of May 31, 2023, no formal contract has been executed.

At the time of this filing, WODI had no staff. Under a prospective management services contract, OCLN is providing all staffing and administrative resources, as well as access to the funds it has raised for WOD investments.

On April 14, 2023, the Company acquired all of the intellectual property and assets related to OCLN’s “Modular Water Systems” (“MWS”) business in exchange for six million shares of the Company’s common stock.  The assets include an assignment of a license to five patents and other additional intellectual property and assets used in connection with the MWS business.

The Decentralization Megatrend

An updated report of October 2018, “Public Spending on Transportation and Water Infrastructure, 1956 to 2017” (www.cbo.gov/system/files?file=2018-10/54539-Infrastructure.pdf), stated that The Federal Government’s and State and Local Governments’ Spending on Water Utilities, including water supply and wastewater treatment facilities, was $4 billion in 2016 – a drop of about $13 billion since 1976!

Federal spending on water and wastewater utility infrastructure decreased in the 1980s and after 2000
Reported in billions of 2014 dollars
$16.8
$4.4
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
1956
1966
1976
1986
1996
2006
2014
Source: Congressional Budget Office (March 2015), Public Spending on Transportation and Water Infrastructure, 1956 to 2014.

Figure 1: Federal Spending Continues to Decrease While Needs Grow.

As municipalities continue to be underfunded (Figure 1) with rising water rates (Figure 2), businesses are increasingly choosing to treat and purify their own water, in a trend known as Decentralized Water, first described in the Lux Research presentation of June 28, 2016. (https://members.luxresearchinc.com/research/report/20060).

Getting hosed
What Americans pay for water and sewer service has increased much faster than inflation or the price of food.
Water/sewer rates
All items (average)
Food prices
60%
50%
40%
30%
20%
10%
0%
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Source: Bureau of Labor Statistics—Consumer Price Index

Figure 2: Even before 2020, water and sewer rates were rising fast.
www.cbsnews.com/news/water-bills-rising-cost-of-water-creating-big-utility-bills-for-americans/

According to the Lux Research data, the unmet infrastructure needs of America’s 150,000+ water systems will exceed $100 billion per year by 2025. And the recent Infrastructure Investment and Jobs Act only provided one-time funding of $55 billion, which is less than one year’s deficit.

It is this underfunding that is creating the water quality problems we are seeing in places like Flint, Michigan and Jackson, Mississippi.

It is not realistic to expect this underfunding of central water to be resolved anytime soon. The alternative is to simply reduce the load on these central systems. Since industry and agriculture together account for 89% of all water demand in the United States (https://ourworldindata.org/water-use-stress), we can enable commercial users to purify their own wastewater, thereby enabling water districts to focus on serving residential users – achieving a major social justice victory by simply unburdening the central facilities.

Self-treatment is a win-win, too – because businesses can do better by treating their own water; for instance, implementing recycling of the water they pay for, and controlling their own costs.

But to make such a decentralization program work, capital is needed. Most businesses simply do not have it in their capital plan to treat their own water. Now, with Water On Demand, they can forget about investing in capital and expertise: they can simply continue to pay on the meter as they always have, but to a micro-utility that sits on their own premises.

Reducing Risk through Outsourcing

Inflation of water rates greatly exceeds core inflation, creating a risk for managers of businesses served by municipalities. We believe this creates an incentive for self-treatment; but these businesses may lack the capital for large water plant expenditures, and the in-house expertise to manage them. Outsourcing through Water on Demand means that these companies do not have to worry about financing or managing the project.

As an example, in information technology sector, few companies operate their own server in-house powering their website. Rather, such servers are typically managed by professionals through a service level agreement. We believe this same concept can be applied towards water treatment, using outsourced water treatment solutions whereby the vendor retains ownership of the equipment. This concept is expanded to “Own and Operate”, an extension of the basic “Design and Build”, for a full offering known as “Design-Build-Own-Operate” or “DBOO”, which is very similar to the solar energy programs known as Power Purchase Agreements (PPAs).

Under such a plan, a business can outsource its wastewater treatment and avoid significant capital expenses and management responsibilities which can be a distraction from their core business.

We believe this is financially and operationally attractive to industrial, agricultural and commercial water users and can potentially drive additional revenue streams for the Company by providing water treatment as a service.

Technology specifically developed for decentralization.

In 2018, OriginClear launched its Modular Water Systems (MWS) division (www.modularwater.com), headed by Daniel M. Early, P.E., a pioneer of on-site or decentralized water treatment in this country. Supported by its proprietary technology, this division already serves businesses doing their own water treatment. These modular systems can be easily put to work for pre-funded, pay-per-gallon applications, potentially creating a barrier to entry for other companies wanting to do the same.

Also, the portable nature of some of these prefabricated, drop-in-place Modular Water Systems may provide a competitive benefit for a pure service model where the equipment remains the property of the Company, because their mobility enables some degree of repossession in the event the client fails to pay their monthly bill. The Company believes this is a key competitive advantage.

Finally, the Company could license the MWS technology to its operating partners under contract to design, build and operate systems, thus achieving both acceptance of such technology and a standardized “fleet” of installed systems.

Implementation of Water On Demand

The purpose of this offering is to create an independent funding base for WODI and to enable the Company to provide its own financing for Design-Build-Own-Operate lifecycle projects internally. In addition, WODI intends to acquire controlling interests in regional or local water service companies to provide integrated Design-Build-Own-Operate services.

Without such acquisitions, WODI would be forced to contract with these companies for the installation and maintenance of the Design-Build-Own-Operate projects.

The Company is now actively evaluating potential clients for a test of water treatment and purification services on a pay-per-gallon basis, but a first agreement has not been reached. Also, the Company is in early stage talks with partners to deliver Design-Build-Own-Operate services, with the Company providing financing and contract management services. In the event such talks do not succeed, the Company would need to implement its own resources for such Design-Build-Own-Operate services.

Modular Water Systems

On June 22, 2018, OriginClear signed an exclusive worldwide licensing agreement with Daniel “Dan” Early P. E. (Professional Engineer) for his proprietary technology for prefabricated water transport and treatment systems. On July 19, 2018, the Company began incubating its Modular Water Treatment Division (MWS) around Mr. Early’s technology and perspective customers. OCLN has funded the development of MWS with internal cash flow. In Q1 of 2020, OCLN fully integrated MWS with its wholly-owned Progressive Water Treatment Inc. On June 25, 2018, Dan Early granted OCLN a worldwide, exclusive non-transferable license to the technology and knowhow behind MWS. A ten-year renewal on May 20, 2020 added the right to sublicense and create manufacturing joint ventures.

The MWS business offers a unique product line of prefabricated water transport and treatment systems.  MWS designs, manufactures and delivers prefabricated water transport (pump and lift stations) under the EveraMOD™ brand; and wastewater treatment plant (“WWTP”) products under the EveraSKID™ and EveraTREAT™ brands to customers and end-users which are required to clean their own wastewater, such as schools, small communities, institutional facilities, real estate developments, factories, and industrial parks.

Dan Early P.E. heads the MWS division.

On April 14, 2023, the Company acquired all of the intellectual property and assets related to OCLN’s MWS business in exchange for six million shares of the Company’s common stock.  The assets include an assignment of a license to five (5) patents and other additional intellectual property and assets used in connection with the MWS business.

Market Opportunity

On a global basis, only twenty percent (20%) of all sewage and thirty percent (30%) of all industrial waste are ever treated. Water leakage results in the loss of thirty-five percent (35%) of all clean water across the planet. Cutting that number in half would provide clean water for 100 million people. This is a situation of great danger, but also great potential.

We believe businesses can no longer rely on giant, centralized water utilities to meet the challenge. That is why more and more business users are doing their own water treatment and recycling. Whether by choice or necessity, those businesses that invest in onsite water systems gain a tangible asset on their business and real estate and can enjoy better water quality at a lower cost, especially if treated water is recycled.

We believe self-reliant businesses are quietly building “decentralized water wealth” for themselves while also helping their communities. Environmental, social and governance (ESG) investing guidelines, which drive about a quarter of all professionally managed assets around the world, specifically include the key factor of how well corporations manage water.

As civil infrastructure ages and fails and as the costs for new and replacement infrastructure increase year over year, we believe engineers and end-users will search for new ways and methods of deploying water and wastewater systems that are less expensive to deliver and much less expensive to own and operate with the mission intent of substantially increasing the replacement intervals currently experienced by conventional materials of construction and conventional product delivery models.

Competition

At the moment, we are not aware of any direct competitors in the pay as you go water treatment services that have viable commercial products, at the same scale as Water On Demand.

Employees

As of the date of this filing, the Company had no full-time or part-time employees.  The Company has an arrangement with OCLN whereby OCLN provides operational and administrative services for the Company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2022.

Critical Accounting Policies

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.  The Company has a fiscal year end of December 31st.

Revenue Recognition

Revenue will be received in the form of interest and fees in connection with financing projects.  Revenue is recognized at the time of receipt.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined. Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Fair Value of Financial Instruments

Fair value of financial instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2022, the amounts reported for cash, prepaid expenses, accounts payable and accrued expenses approximate the fair value because of their short maturities.

Results of Operations for the period from April 22, 2022 (Date of Inception) through December 31, 2022.

April 22, 2022 (inception) through December 31, 2022
Revenue	$-
Cost of Goods Sold	-
Operating Expenses, Depreciation and Amortization	205,250

Loss from Operations before Other Income (Expense)	(205,250)

Other Income (Expense)	(742,258)

Net Income (Loss)	$(947,508)

Operating Expenses

General Administrative Expenses

General administrative (“G&A”) expenses for the period from April 22, 2022 (Inception) through December 31, 2022 was $205,250. The increase was due to increased expenses associated with the marketing and growth of its operations, costs associated with securities offerings and other general administrative expenses.

Other Income and Expenses

There was no other income for the period from inception through December 31, 2022.  For the period from inception through December 31, 2022, the Company incurred expenses related to the impairment of receivable and interest expense totaling $742,258.

Net Income (Loss)

The net loss for the period from inception through December 31, 2022 was $947,508.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

The financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern. During the period from April 22, 2022 (inception) through December 31, 2022, net cash used in operations was ($57,645).  As of December 31, 2022, we had working capital deficit of $1,322,508 and an accumulated deficit of $947,508. These factors, among others raise substantial doubt about our ability to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the period from April 22, 2022 (inception) through December 31, 2022 expressed substantial doubt about our ability to continue as a going concern. The ability of us to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. We have obtained funds from investors in the period from April 22, 2022 (inception) through December 31, 2022, and we are pursuing various financing alternatives to fund the Company’s operations so it can continue as a going concern in the medium to long term. Management believes this funding will continue from our current investors and new investors. There can be no assurance that such funding will be available to the Company in the amount required at any time or, if available, that it can be obtained on terms satisfactory to the Company. Management believes the existing shareholders, the prospective new investors and future revenue will provide the additional cash needed to meet our obligations as they become due and will allow the development of our core business operations.

Cash Flow

The table below, for the periods indicated, provides selected cash flow information:

April 22, 2022 (inception) through December 31, 2022
Net cash used in operating activities	$(57,645)
Net cash used in investing activities	1,137,267
Net cash provided by financing activities	1,372,500
Net increase in cash and cash equivalents	$177,588

At December 31, 2022, we had cash of $177,588.

During the period from April 22, 2022 (inception) through December 31, 2022, we raised an aggregate of $1,372,500 in convertible secured promissory notes and issuance of common stock. Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future revenue, however, there cannot be any assurance that we will be able to raise additional capital from financings.

Net cash used in operating activities was $(57,645) for the period from April 22, 2022 (inception) through December 31, 2022.

Net cash flows (used in) investing activities for the period from April 22, 2022 (inception) through December 31, 2022 was $(1,137,267).

Net cash flows provided by financing activities was $1,372,500 for the period from April 22, 2022 (inception) through December 31, 2022.

We do not have any material commitments for capital expenditures during the next twelve months. Although our proceeds from the issuance of convertible debt together with revenue from operations are currently sufficient to fund our operating expenses in the near future, we will need to raise additional funds in the future so that we can expand our operations. Therefore, our future operations are dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

We have estimated our current average burn and believe that we have assets to ensure that we can function without liquidation for a limited time, due to our cash on hand, future revenue, and our ability to raise money from our investor base. Based on the aforesaid, we believe we have the ability to continue our operations for the immediate future and will be able to realize assets and discharge liabilities in the normal course of operations. However, there cannot be any assurance that any of the aforementioned assumptions will come to fruition and as such we may only be able to function for a short time.

Recent Trends

Known trends, demands, commitments, events, or uncertainties that are reasonably likely to cause reported financial information not to be necessarily indicative of future operating results is set forth throughout this Report.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Recent Accounting Pronouncements

See Note 2 in the audited financial statements for details under the caption Recent Accounting Pronouncements for a discussion of new accounting pronouncements.

Trend Information

Our primary goal remains meeting client demands for additional orders of our technology and ensuring consistent performance in the field. The Company is focused on scaling its business to meet incoming orders. Increasing demand, along with media coverage in the United States, has driven and continues to drive an increase in orders and client inquiries.

Sales trends for the period ended December 31, 2022 showed demand across all of Water On Demand’s product service lines. The sales pipeline continues to grow and is strong, though similar to many business-to-business transactions, the enterprise sales cycle is extremely lengthy. Although we have executed contracts in less than 30 days, notionally these negotiations can range up to several years, taking into account the customer’s budget, finance, legal, facilities and other reviews. The sales process for this brand-new offering type requires significant streamlining and improvements, and we are taking steps to ensure our sales processes are robust, repeatable, and can enable our products to move through the sales pipeline quicker.

Item 3. Directors and Officers

Name	Current Position	Age	Date Appointed to Current Position
Director, Executive Officers, and Key Employees:

T. Riggs Eckelberry	Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President	71	Appointed to indefinite term of office April 22, 2022
Prasad Tare	Chief Financial Officer	48	Appointed to indefinite term of office on April 22, 2022
Byron Elton	Director	68	Appointed to indefinite term of office May 24, 2022
Jean-Louis Kindler	Director	60	Appointed to indefinite term of office May 24, 2022
Anthony Fidaleo	Director	64	Appointed to indefinite term of office May 24, 2022

T. Riggs Eckelberry - Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President

Mr. Eckelberry has served as our Chief Executive Officer, Chairman, Secretary, Treasurer, and President since our inception in April 2022. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. As President and COO of CyberDefender Corporation from 2005 to 2006, he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he helped launch and turn around technology companies as founder and President of TechTransform, a technology consulting firm. In 2004, he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, he helped make Panda Software a key player in the US market as the General Manager of its US unit. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick: (VCLK). During Mr. Eckelberry’s early career in the non-profit sector, he received a master’s license for oceangoing vessels. As one of the founders of the Company and a veteran executive, Mr. Eckelberry’s experience and qualifications are essential to the board of directors.

Prasad Tare – Chief Financial Officer

Mr. Tare was named CFO in May 2022. Mr. Tare brings 15+ years of experience in public accounting, financial reporting, risk and internal controls advisory services. His skillset includes company-wide risk assessments to improve focus to critical areas as well as more efficient and effective audit activities. Mr. Tare started his career with PwC India, where he was part of the financial statements’ assurance teams for various multi-national companies. In 2004, he moved to the United States where he has worked for top regional and national public accounting and consulting firms. He also led external audit engagements for large public companies like Steve Madden, The United Retail Group, and Double-Take Software.

Byron Elton- Director

Mr. Elton has served as our director since May 2022. Mr. Elton is an experienced media and marketing executive with a proven record in pioneering new business development strategies and building top-flight marketing organizations. Since June 2018, he has been President of Elton Enterprises, Inc., which is involved in the wellness, fitness and health sector. Elton is currently opening six StretchLab Studios in the Los Angeles and Seattle markets (stretchlab.com). He is a co-founder since June 2017 of Pardue Associates, operating monsho, a brand-centric, creative communications agency focused on delivering results. From 2013 to 2017, Mr. Elton was a partner of Clear Search, an executive search firm. Prior to that, from 2009 until 2013, Mr. Elton served as President and Chief Executive Officer of Carbon Sciences, Inc. (“Carbon Sciences”) (OTCBB: CABN) and has served as Chairman of Carbon Sciences since March 2009. Carbon Sciences is an early stage company developing a technology to convert earth destroying carbon dioxide into a useful form that will not contribute to greenhouse gas. Mr. Elton previously served as Senior Vice President of Sales for Univision Online from 2007 to 2008. Mr. Elton also served for eight years as an executive at AOL Media Networks from 2000 to 2007, where his assignments included Regional Vice President of Sales for AOL and Senior Vice President of E-Commerce for AOL Canada. His broadcast media experience includes leading the ABC affiliate in Santa Barbara, California in 1995 to 2000 and the CBS affiliate in Monterrey, California, from 1998 to 1999, in addition to serving as President of the Alaskan Television Network from 1995 to 1999. Mr. Elton studied Advertising and Marketing Communications at Brigham Young University. Mr. Elton’s executive and management experience qualifies him to serve as a member of our board of directors.

Jean-Louis Kindler- Director

Mr. (“JL”) Kindler has served as our director since May 2022. As President of OriginClear Technologies, he led the commercialization of OriginClear’s breakthrough water treatment technology. Since 2019, he has been the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, JL was co-founder and Chief Technology Officer of Ennesys, the company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm (42 M€, 360 employees in 2008), he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, JL completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluids mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris. Mr. Kindler’s executive and management experience, and past involvement in the company’s technology and operations, qualifies him to serve as a member of our board of directors.

Anthony Fidaleo – Director

Mr. Fidaleo has served as our director since May 2022. Mr. Fidaleo has run his own accounting and consulting practice since 1992, primarily as an acting Chief Financial Officer or Senior Consultant for publicly traded companies ranging from start-ups to Fortune 500 companies. From November 2005 to February 2009 Mr. Fidaleo was the Chief Financial Officer, Chief Operating Officer, Executive Vice President and Member of the Board of Directors and Operating Committee for iMedia International, Inc. an early stage publicly traded interactive content solutions company. Mr. Fidaleo is a California CPA (inactive) and was in public accounting from 1982 through 1992, primarily with BDO Seidman, LLP where he attained the level of audit senior manager. Mr. Fidaleo holds a B.S. degree in Accounting from California State University at Long Beach. Mr. Fidaleo’s accounting and financial experience qualifies him to serve as a member of our board of directors.

Composition of our Board of Directors

Our board of directors will consist of three directors, two of whom will be “independent directors.” In accordance with our Bylaws, each member of our board of directors will serve until his successor is elected and qualified.  Our bylaws give our board of directors’ sole authority to appoint members to fill vacancies created either through an increase in the number of directors or the resignation, removal or death of any director.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as set forth in each director’s biography above. We believe that our directors provide an appropriate mix of experience and skills relevant to the nature of our business.

Communications with the Board

Stockholders or other interested persons may send written communications to the members of our board of directors, addressed to Board of Directors, c/o 2506 North Clark St. #235, Chicago, IL 60614. All communications received in this manner will be delivered to one or more members of our board of directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the period from April 22, 2022 through December 31, 2022, compensation for our executive officers as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation		Total Compensation
T. Riggs Eckelberry	Chief Executive Officer	$-	$	-[1]	$-
Prasad Tare	Chief Financial Officer	$-		$-	$-
Byron Elton	Director	$-		$-	$-
Jean-Louis Kindler	Director	$-		$-	$-
Anthony Fidaleo	Director	$-		$-	$-

(1)Mr. Eckelberry received the right to receive up to 4,000,000 shares of common stock pursuant to a Restricted Stock Grant Agreement, which shares are subject to vesting and forfeiture.

Other than a restricted stock grant to Mr. Eckelberry, no equity or other compensation was provided to any of the Company’s executive officers. The Company’s directors did not receive any compensation in connection with their directorship.

Outstanding Equity Awards at December 31, 2022

There were no stock option plans outstanding as of December 31, 2022.  However, the Company has granted Restricted Stock Awards to certain employees and consultants, including Riggs Eckelberry and certain directors.  These grants entitle the recipient to receive up to 8,800,000 shares of the Company’s common stock based on certain milestones being met.

Employment Agreements

We currently do not have employment agreements with our Executive Officers.

Employee Benefit Plans

We do not have any employee benefit plans.

Compensation of Directors

Our current directors presently do not receive monetary compensation for their service on the board of directors. Directors may receive compensation for their services in the future and reimbursement for their expenses as shall be determined from time to time by resolution of the board of directors.

Key Man Insurance

We do not maintain key man life insurance policies on any of our officers or directors.

ITEM 4: SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

As of the date of this May 31, 2023, the following table sets forth information regarding beneficial ownership of our capital stock by:

•each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

•each of our named executive officers;

•all of our current executive officers and directors as a group.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Beneficial Owner	Title of Class	Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Amount and Nature of Beneficial Ownership Acquirable (Stock Options)(3)	Percent of Class (4)	Total Voting Power(5)
Director and Executive Officers

T. Riggs Eckelberry(2)	CEO		-(2)	-(6)	*%	99%(7)

Prasad Tare(2)	CFO		-(2)	-	*%	*%

Byron Elton(2)	Director	-(2)	-(8)	*%	*%

Jean-Louis Kindler(2)	Director	-(2)	-(9)	*%	*%

Anthony Fidaleo(2)	Director	-(2)	-(10)	*%	*%

All current officers and directors as a group (4 in total):		-(2)	-(11)	*%	99%

Stockholders with Over 10% Beneficial Ownership of Common Stock and Preferred Stock (12)

OriginClear, Inc.		11,000,000 Common		99%	99%

T. Riggs Eckelberry		1,000,000 Series C		100%	100%

*   Less than 1%

(1)	The address for each of the officers and directors is 13575 58th Street North, Suite 200, Clearwater, FL 33760.

(2)	Does not directly own Common Stock in the Company. Ownership is indirect through ownership in OriginClear, Inc. which owns 11,000,000 shares of the Company’s Common Stock.

(3)	No options have been granted. The Company has granted certain holders the rights to receive common shares subject to vesting under Restricted Stock Grant Agreements.

(4)	Based on a total of 11,007,500 common shares. Does not include up to 9,100,000 shares subject to vesting pursuant to certain Restricted Stock Grant Agreements.

(5)

Percentage of total voting power represents voting power with respect to all shares of the Company’s outstanding capital stock as if converted to Common Stock, as a single class. The holders of our Common Stock are entitled to one vote per share and our holders of voting Preferred Stock are entitled to vote with the holders of the Common Stock on an as converted basis.

(6)	Mr. Eckelberry has the right to receive 4,000,000 restricted shares pursuant to a Restricted Stock Grant Agreement.

(7)

As set forth in the Certificate of Designation for the Series C Preferred Stock, Mr. Eckelberry, as the holder of the Series C Preferred Stock, is entitled to vote a number of shares equal to fifty-one percent (51%) of the total number of voting shares of the Company.  Mr. Eckelberry also has voting control of OriginClear, Inc, and therefore the right to vote all shares held by OriginClear, Inc., which has approximately 99% of the issued and outstanding shares of the Company’s common stock.

(8)	Mr. Elton has the right to receive 100,000 restricted shares pursuant to a Restricted Stock Grant Agreement.

(9)	Mr. Kindler has the right to receive 100,000 restricted shares pursuant to a Restricted Stock Grant Agreement.

(10)	Mr. Fidaleo has the right to receive 100,000 restricted shares pursuant to a Restricted Stock Grant Agreement.

(11)	All current officers and directors have the right to receive a total of 4,300,000 restricted shares pursuant to a Restricted Stock Grant Agreements.

(12)	Aside from Mr. Eckelberry, no other person holds more than 10% of the issued Preferred Stock.

Item 5. Interest of Management and Others in Certain Transactions

Related-Party Transactions

Mr. Eckelberry received 1,000,000 shares of Series C Preferred Shares for his role as Chief Executive Officer of the Company on October 18, 2022.  The Series C Preferred Shares provide supermajority voting rights, but do not have any conversion or liquidation rights and therefore have no economic value. In addition, Mr. Eckelberry received the right to receive up to 4,000,000 shares of common stock pursuant to a Restricted Stock Grant Agreement, which shares are subject to vesting and forfeiture.  Other than grants of restricted stock, we have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

Indemnification Agreements

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted, subject to certain exceptions contained therein. In addition, our Certificate of Incorporation, as amended, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related-Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Before the closing of this Offering, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on an exchange.

Under the policy:

• any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors; and

• any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related-person transaction:

• the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

• the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;

• the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and

• management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, OTC Markets, and the Internal Revenue Code.

Item 7. Financial Statements

WATER ON DEMAND, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Water on Demand, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Water on Demand, Inc. (the Company) from Inception of August 22, 2022 to December 31, 2022, and the related statement of operations, stockholders’ deficit, and cash flows for the period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of Other Assets

As discussed in Note 1 and 2 to the consolidated financial statements, the Company acquired equity interests of a SPAC. At each reporting period, certain assets are required to be assessed annually for impairment based on the facts and circumstances at that time. Auditing management’s evaluation of the assets can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not easily able to be substantiated.

Given these factors and due to significant judgements made by management, the related audit effort in evaluating management’s judgments in evaluation of other assets required a high degree of auditor judgment.

The procedures performed included evaluation of the methods and assumptions used by the Company, tests of the data used and an evaluation of the findings. We evaluated and tested the Company’s significant judgments that determine the impairment evaluation of intangible assets.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2022.

Houston, TX
June 13, 2023

WATER ON DEMAND, INC.

(A Subsidiary of OriginClear, Inc.)

BALANCE SHEET

DECEMBER 31, 2022

As of
December 31, 2022
ASSETS

CURRENT ASSETS
Cash	$ 177,588

TOTAL CURRENT ASSETS	177,588

OTHER ASSETS
SPAC Class B common shares purchase cost	400,000

TOTAL OTHER ASSETS	400,000

TOTAL ASSETS	$ 577,588

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$ 63,005
Accrued interest on convertible secured notes	4,991
Convertible secured promissory notes	1,347,500
Related party liability	69,000
Tax liability 83(b)	15,600

TOTAL LIABILITIES	1,500,096

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 50,000,000 authorized shares
1,475 Series A shares issued and outstanding	-
1,000,000 Series C shares issued and outstanding	-
Common stock, $0.0001 par value; 3,000,000,000 authorized shares
5,000,000 shares issued and outstanding	500
Additional paid in capital	24,500
Accumulated deficit	(947,508)

TOTAL SHAREHOLDERS' EQUITY	(922,508)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 577,588

WATER ON DEMAND, INC.

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM APRIL 22, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

April 22, 2022 (Inception) to December 31, 2022

REVENUE	$ -

OPERATING EXPENSES
General and administrative expenses	205,250

TOTAL OPERATING EXPENSES	205,250

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES)	(205,250)

OTHER EXPENSE
Impairment of receivable from SPAC	(737,267)
Interest expense	(4,991)

TOTAL OTHER INCOME/(EXPENSES)	(742,258)

NET INCOME (LOSS)	$ (947,508)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$ (0.19)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	5,000,000

WATER ON DEMAND, INC.

(A Subsidiary of OriginClear, Inc.)

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM APRIL 22, 2022 (INCEPTION) TO DECEMBER 31, 2022

	FOR THE PERIOD FROM APRIL 22, 2022 (INCEPTION) TO DECEMBER 31 2022
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at April 22, 2022	-	$ -	-	$ -	$ -	$ -	$ -

Issuance of common stock for cash	-	-	5,000,000	500	24,500	-	25,000

Issuance of Series A preferred stock for cash	1,475	-	-	-	-	-	-

Issuance of Series C preferred stock for supermajority voting rights	1,000,000	-	-	-	-	-	-

Net Loss	-	-	-	-	-	(947,508)	(947,508)

Balance at December 31, 2022	1,001,475	$ -	5,000,000	$ 500	$ 24,500	$ (947,508)	$ (922,508)

WATER ON DEMAND, INC.

(A Subsidiary of OriginClear, Inc.)

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM APRIL 22, 2022 (INCEPTION) TO DECEMBER 31, 2022

April 22, 2022 (Inception) to December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$ (947,508)
Adjustment to reconcile net loss to net cash
used in operating activities
Impairment of receivable from SPAC	737,267
Change in Assets (Increase) Decrease in:
Change in Liabilities Increase (Decrease) in:
Accounts payable	63,005
Accrued expenses	4,991
Related party liability	69,000
Tax liability 83(b)	15,600

NET CASH USED IN OPERATING ACTIVITIES	(57,645)

CASH FLOWS USED FROM INVESTING ACTIVITIES
Purchase of SPAC notes payable	(737,267)
Purchase of SPAC Class B common shares	(400,000)

NET CASH USED FROM INVESTING ACTIVITIES	(1,137,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Convertible secured promissory notes	1,347,500
Issuance of common stock	25,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,372,500

NET INCREASE IN CASH	177,588

CASH BEGINNING OF PERIOD	-

CASH END OF PERIOD	$ 177,588

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and dividends paid	$ -
Taxes paid	$ -

WATER ON DEMAND, INC.

NOTES TO FINANCIAL STATEMENTS

AUDITED

DECEMBER 31, 2022

1.	ORGANIZATION AND LINE OF BUSINESS

Organization

Water On Demand, Inc. (“WODI”) was incorporated in the state of Nevada on April 22, 2022. WODI, with the support of its parent, OriginClear, Inc (the “Parent Company”), is developing a new outsourced water treatment business called “Water On Demand”: or “WOD”.  The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.  On March 23, 2022, WODI announced that it was evaluating the first pilot opportunity, a 50,000 gallon per day wastewater treatment project.

On November 16, 2022, WODI filed a Form 1-A Offering Circular for an offering under Regulation A (the “Offering”) of the Securities Act of 1933 with the U.S. Securities and Exchange Commission. The purpose of the Offering is to allow potential investors the opportunity to invest directly in WODI. The Offering has a minimum investment of $1,000 and will be on a best-efforts basis.

On December 22, 2022, WODI entered into a Membership Interest Purchase and Transfer Agreement (the “Purchase Agreement”) with Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan (each a “Seller”, and collectively, the “Sellers”) and Fortune Rise Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which WODI purchased 100 membership interests in the Sponsor (“Purchased Interests”) from the Sellers, which constitutes 100% of the membership interests in the Sponsor. The Sponsor owns 2,343,750 shares out of 2,443,750 shares of the issued and outstanding shares of Class B common stock (the “Class B Common Stock”) of Fortune Rise Acquisition Corporation, a Delaware Corporation (the “SPAC”). On December 29, 2022, the Parent Company announced that its subsidiary, Water On Demand, Inc. has closed the acquisition of Fortune Rise Sponsor, LLC, which is the sponsor of Fortune Rise Acquisition Corp.

On December 22, 2022, WODI paid a total of $1,137,267 to the Sellers which included a total of $400,000 to purchase the membership interest in Class B Common Stock of the SPAC and $737,267 for compensating the payment made by the Sellers on November 4, 2022, towards the first extension of the SPAC through February 5, 2023. In connection with the Extension Payment, the SPAC issued unsecured promissory notes to the Sellers. As of December 31, 2022, the $737,267 amount was reflected as Notes Payable to related party on the consolidated balance sheet of the SPAC.

The SPAC is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The SPAC is a “shell company” as defined under the Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. The SPAC will not generate any operating revenues until after the completion of its initial business combination, at the earliest.

On December 29, 2022, pursuant to a Membership Interest Purchase and Transfer Agreement and Securities Transfer Agreement with the members of the Sponsor, WODI acquired the membership interests of the Sponsor and became the beneficial owner of 2,343,750 shares of Class B Common Stock of the SPAC, each of which is exercisable into one share of Class A Common Stock of the SPAC. The purchase price for the membership interests was $400,000. To acquire the equity interests in the SPAC for the purchase price of $400,000, WODI issued convertible secured promissory notes to investors at 10% interest per annum. Per the terms and conditions of the convertible promissory note, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month of the date of the Note (the

“Maturity Date”) (provided, WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions, or (ii) when, upon the occurrence and during the continuance of an Event of Default.

Line of Business

With the support of its Parent Company, WODI is developing a new outsourced water treatment business called “Water On Demand” or “WOD”.  The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if WODI is unable to continue as a going concern. These factors, among others raise substantial doubt about WODI’s ability to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2022 expressed substantial doubt about our ability to continue as a going concern.

The ability of WODI to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, achieving a level of profitable operations and receiving additional cash infusions. During the year ended December 31, 2022, WODI obtained funds from the issuance of convertible secured promissory notes. Management believes this funding will continue from its’ current investors and from new investors. Management believes the existing shareholders and prospective new investors along with future revenue will provide the additional cash needed to meet WODI’s obligations as they become due and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to WODI. Even if WODI is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case of equity financing.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

This summary of significant accounting policies of WODI is presented to assist in understanding WODI’s financial statements. The financial statements and notes are representations of WODI’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

Water on Demand Inc. accounts are included on its Parent Company’s, OriginClear, Inc., consolidated financial statements for the year ended December 31, 2022.

Cash and Cash Equivalent

WODI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review WODI’s impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, derivative liabilities and other conversion features, fair value investments, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. WODI bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Earnings (Loss) per Share Calculations

Basic loss per share calculation is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similarly to basic earnings per share except that the denominator is increased to include securities or other contracts to issue common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. WODI’s diluted loss per share was the same as the basic loss per share for the year ended December 31, 2022.

For the Year Ended
2022
Loss to common shareholders (Numerator)	$(947,508)

Basic weighted average number of common shares outstanding (Denominator)	5,000,000

Diluted weighted average number of common shares outstanding (Denominator)	5,000,000

Other Assets

Accounting of Class B Common Founder Shares as at December 31, 2022

The Parent Company retained an independent valuation firm for the purpose of conducting a valuation of the fair value of Sponsor Founder Shares (Class B) of Fortune Rise Acquisition Corp. as of December 31, 2022 (the “Date of Valuation”).

The independent firm (i) evaluated and analyzed various Sponsor Founder Shares of Fortune Rise Acquisition Corp. (“FRLA”); (ii) assessed the terms including various redemption and liquidation features considering each of FRLA’s financial plans and market conditions; and (iii) determined the underlying value to be assigned to the FRLA Sponsor Founder Shares as of the Date of Valuation and evaluated the FRLA Sponsor Founder Shares for impairment by performing the following procedures:

●	Analyzed FRLA’s agreements and other documentation.

●

Developed Monte Carlo Model that values the FRLA Sponsor Founder Shares based on a multipath random event model and future projections of the various potential outcomes and completed 50,000 iterations for each valuation.

●	Valued the FRLA Sponsor Founder Shares as of the Date of Valuation.

Based on the procedures performed the independent valuation firm concluded that the value of FRLA Sponsor Founder Shares was not impaired.

Recording of membership interest:

As of December 31, 2022, WODI recorded the purchase of Class B Founder Shares at lower of cost or market at $400,000 on the consolidated balance sheet as other asset.

Impairment of Receivable

As of December 31, 2022, the amount of $737,267 paid to compensate the Sellers (sponsors) towards the first extension of the SPAC through February 5, 2023 and which was reflected as Notes Payable to related party on the consolidated balance sheet of the SPAC, was initially recorded as a receivable by WODI. However, since the likelihood of the merger of WODI into the SPAC is estimated at 50%, the repayment of the amount is deemed not probable as the SPAC may not have the funds to pay all of the A class investors back with interest if a merger is not consummated. Therefore, as of December 31, 2022, WODI considered the amount impaired and recorded it as an expense on the statement of operations.

Related Party Liability

WODI’s Parent Company, OCLN, processed certain payables on behalf of WODI in the aggregate amount of $69,000 which was recorded as related party liability on WODI’s financial statements for the year ended December 31, 2022.

Commitments and Contingencies

As of December 31, 2022, and since inception, no director, person nominated to become a director or executive officer, or promoter of WODI has been involved in any legal proceeding that would require disclosure hereunder.  From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the ultimate outcome cannot be predicted.  Any adverse result in these or other legal matters could arise and cause harm to our business. We currently are not a party to any claim or litigation.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

3.	CAPITAL STOCK

Water On Demand, Inc. (“WODI”) Preferred Stock

On April 22, 2022, WODI designated 50,000,000 shares of authorized Preferred Stock at $0.0001 par value per share.

On October 13, 2022, WODI filed certificates of designation for the Series A Preferred Stock and Series C Preferred Stock. 1,000,000 shares are designated as Series A Preferred Stock and 1,000,000 shares are designated as Series C Preferred Stock.

Series A Preferred Stock

On October 13, 2022, WODI designated 1,000,000 shares of its authorized preferred stock as Series A preferred stock. The shares of Series A preferred stock are reserved for issuance to the holders of the Series Y preferred shares in WODI’s parent entity, Originclear, Inc. and shall be issued to the holders of the Series Y shares at a ratio of 500:1. The holders of Series A preferred shares shall not be entitled to dividends and shall not be entitled to a vote until such time as the Series A preferred shares are converted to common shares. Each share of Series A preferred stock shall be convertible, at any time at the conversion ratio of 50:1, or such other rate as determined by the Board, provided, however that at no time shall the total number of issued and outstanding Series A preferred shares, on a converted basis, be less than ten percent (10%) (‘Dilution Floor’) of the total authorized shares of common stock (on a fully diluted basis) based upon an anticipated sale of $20,000,000 Series Y shares. The dilution floor shall be adjusted proportionately based upon the actual number of Series Y shares sold. On November 7, 2022, WODI filed an Amended and Restated Certificate of Incorporation and effected a 20:1 reverse stock split with respect to the Common Shares and the Series A Preferred Shares.

On October 18, 2022, WODI issued an aggregate of 28,756 shares of its Series A preferred stock, and was issued to certain holders of the Parent Company’s Series Y preferred stock at par value of $0.0001. After the 20:1 reverse stock split, there were 1,475 shares of Series A preferred stock issued and outstanding.

Series C Preferred Stock

On October 13, 2022, the Board of Directors authorized the issuance of 1,000,000 shares of Series C preferred stock, par value $0.0001 per share, to T. Riggs Eckelberry (the “Holder”) for super majority voting rights in WODI. The Holder of Series C preferred stock is not entitled to receive dividends, is not entitled to any liquidation preference, and shares of Series C preferred stock do not have any conversion rights. The Holder of Series C preferred shares shall vote with the holders of the common shares on an as converted basis. However, as long as any shares of Series C preferred shares are outstanding, WODI shall not, without the affirmative vote of the Holder of a majority of the then outstanding shares of the Series C preferred shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series C preferred shares or alter or amend the Series C Certificate of Designation, (b) amend the Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holder, (c) increase the number of authorized shares of Series C preferred shares, or (d) enter into any agreement with respect to any of the foregoing. Notwithstanding the foregoing, the Holder shall be entitled to vote a number of shares equal to fifty-one percent (51%) of the total number of voting shares. As of December 31, 2022, there were 1,000,000 shares of Series C preferred stock issued at par value of $0.0001 with a value of $100, held by Mr. Eckelberry.

Water On Demand, Inc. (“WODI”) Common Stock

On April 22, 2022, WODI designated 500,000,000 shares of authorized Common Stock at $0.0001 par value per share.

On August 19, 2022, WODI issued 100,000,000 (5,000,000 post-reverse split) shares of Common Stock to its Parent Company for $25,000 in cash.

On October 28, 2022, WODI filed a certificate of amendment to increase the authorized shares of Common Stock to 3,000,000,000.

On November 7, 2022, WODI effected a 20:1 reverse stock split with respect to the Common Shares pursuant to which 5,000,000 common shares remain outstanding and held by OCLN as of December 31, 2022.

Restricted Stock to WODI Board, Employees and Consultants

On August 12, 2022, WODI entered into Restricted Stock Grant Agreements (the “WODI RSGAs”) with its members of the Board, employees, and consultants to create management incentives to improve the economic performance of WODI and to increase its value. WODI RSGAs provide for the issuance of up to 8,800,000 split adjusted (post November 7, 2022, 20:1 reverse split) shares of WODI common stock provided certain milestones and vesting are met in certain stages. The restricted shares may become fully vested and no longer subject to risk of forfeiture (“Vested Shares”) if WODI shares are uplisted to a National Exchange, then upon such uplisting, 25% of the restricted shares that shall vest and become Vested Shares and 6.25% each three-month period thereafter, subject to the following: (i) If WODI shares are traded on a National Exchange, then the amount of restricted shares which shall become Vested Shares during any three-month period shall not exceed an amount representing the greater of (a) 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI and (b) the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. (ii) If WODI shares are subsequently delisted and quoted on the over-the-counter market, including the OTCQB, then the amount of restricted shares which shall become Vested Shares during any three month period shall not exceed an amount representing 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI, or if WODI shares are traded on a national securities exchange, the greater of (b)(i) and the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. If WODI shares do not achieve listing on a national securities exchange within three years of the Effective Date, then the restricted shares shall vest and become Vested Shares at a rate equal to 25% on the three-year anniversary of the Effective Date and 6.25% each three-month period thereafter. WODI has not recognized any costs associated the WODI RSGAs because milestones and vesting have not been achieved. As the milestones are achieved, the shares shall become eligible for vesting and issuance.

4.	CONVERTIBLE SECURED PROMISSORY NOTES

To acquire the equity interests in the SPAC for the purchase price of $400,000 and to pay off the promissory notes the SPAC owed to sellers, WODI raised capital and issued convertible secured promissory notes in the amount of $1,347,500 to investors at 10% interest per annum. Per the terms and conditions of the convertible promissory notes, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month of the date of the Notes (the “Maturity Date”) provided, WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions, or when, upon the occurrence and during the continuance of an event of default. As of December 31, 2022, WODI had convertible promissory notes in the amount of $1,347,500 outstanding with accrued interest of $4,991.

5.	INCOME TAXES

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018.

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of Nevada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2021.

Included in the balance at December 31, 2022, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the periods ended December 31, 2022, the Company did not recognize interest and penalties.

At December 31, 2022, the Company had net operating loss carry-forwards of approximately $193,939, which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2022 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate to pretax income from continuing operations for the years ended December 31, 2022 following:

2022
Book loss	$(198,977)
Tax to book differences for deductible expenses	-
Tax non-deductible expenses	5,038
Valuation Allowance	193,939
Income tax expense	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31,

2022
Deferred tax assets:
NOL carryover	$(193,939)
Other carryovers	23,991
Deferred tax liabilities:
Less Valuation Allowance	169,948
Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

6.	INTERNAL REVENUE SECTION 83(b) ELECTION

During the period ended December 31, 2022, the Company granted Restricted Stock Awards to certain employees, consultants, and certain directors, including the CEO.  These grants entitle the recipient to receive up to 8,800,000 shares of the Company’s common stock based on certain milestones being met.  Under the granting of the restricted stock awards, the taxpayer elected Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares over the amount paid. The tax was paid based on the par value of the shares granted to each recipient. As of December 31, 2022, the balance reported in the financial statements was $15,600.

7.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has determined that there are the following subsequent events:

On January 5, 2023, WODI signed a non-binding Letter of Intent (the “LOI”) with Fortune Rise Acquisition Corporation, a Delaware corporation (“FRAC” and collectively with WODI, the “Parties”). The LOI is not binding on the Parties and is intended solely to guide good-faith negotiations toward a definitive business combination agreement. The Parties will work together in good faith with their respective advisors to agree on a structure for the business combination that is most expedient to the consummation of the acquisition, which may result in a new (merged) entity. Pursuant to the LOI, if a business combination were to be consummated and approved, all of the outstanding equity securities of WODI, including all shares of common stock, preferred stock, outstanding options and warrants will convert into new equity of the merged entity. WODI also assumed the obligation to make any necessary extension payments in connection with the extension of the period of time in which the SPAC may consummate its initial business combination as described in the SPAC’s S-1 Registration Statement, including the three-month extension from November 5, 2022 to February 5, 2023, the second extension for an additional three months from February 5, 2023 to May 5, 2023 and a final extension for an additional six months from May 5, 2023 to November 5, 2023.

Between January 9, 2023 and June 12, 2023, WODI received an aggregate of $3,907,000 in capital and together with added value from settlement agreements and Parent Company’s preferred series share conversions, issued convertible secured promissory notes in the aggregate amount of $7,421,339 to investors at 10% interest per annum. Per the terms and conditions of the convertible promissory notes, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month of the date of the Notes (the “Maturity Date”) provided, WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions, or when, upon the occurrence and during the continuance of an event of default.

On February 7, 2023, FRAC and OriginClear Inc. announced that WODI deposited $977,500 into the FRAC’s trust account for its public shareholders, which enabled FLAC to extend the period of time it had to consummate its initial business combination by an additional three months from February 5, 2023 to May 5, 2023.  Between May 5, 2023 and June 5, 2023, WODI deposited an aggregate of $430,065 into FRAC’s trust account which enables FRAC to extend the period of time it has to consummate its initial business combination from May 5, 2023 to July 5, 2023.

Between March 2, 2023 and June 5, 2023, WODI entered into Restricted Stock Grant Agreements with an employee and consultants to create management incentives to improve the economic performance of WODI and to increase its value. Pursuant to the terms of the agreements, an employee and consultants were granted an aggregate of 1,450,000 restricted stock awards.

Between March 25, 2023 and April 28, 2023, an aggregate of 222,986,788 of the Parent Company’s shares of common stock were redeemed by the Parent Company, and the redemption amount, together with cash paid by the redeeming stockholders, were used by the stockholders to purchase convertible secured promissory notes from WODI.

On April 10, 2023, at the Special Meeting, a total of 10,514,410 (or 81.61%) of FRAC’s issued and outstanding shares of Class A common stock and Class B common stock held of record as of March 3, 2023, were present either in person or by proxy, which constituted a quorum. In that meeting, FRAC shareholders agreed to a final extension of the period of time it has to consummate its initial business combination by an additional six months from May 5, 2023 to November 5, 2023. FRAC’s stockholders voted on to approve and adopt the extension amendment which received sufficient votes (more than 65%) for approval.

On April 14, 2023, WODI entered into an Asset Purchase Agreement with its Parent Company, whereby it agreed to purchase all of the assets related to the Parent Company’s “Modular Water Service” business, including licenses, technology, intellectual property, contracts, business models, patents and other assets in exchange for 6,000,000 shares of WODI common stock. The assets include an assignment of the Parent

Company’s existing global master license to the five patents of inventor Daniel M. Early, P.E., who heads Modular Water, and the right to file patents for all additional inventions since 2018, when the Parent Company created the unit.

On April 28, 2023, WODI filed a certificate of designation for Series B Preferred Stock with the Secretary of State of Nevada. Pursuant to the certificate of designation, WODI designated 1,000,000 shares of preferred stock as Series B Preferred Stock. The Series B Preferred Stock has an initial issuance value of $5.00 per share and is convertible into common stock of WODI per terms of the certificate of designation.

Between April 28, 2023 and June 9, 2023, the Company issued an aggregate of 175,000 shares of Series B preferred stock to certain persons in connection with certain convertible secured promissory notes.

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description	Filed/ Furnished/ Incorporated by Reference from Form
1.1	Placement Agent Agreement	Filed Previously
2.1	Amended and Restated Certificate of Incorporation	Filed Previously
2.2	Series A Certificate of Designation	Filed Previously
2.3	Amended and Restated Series B Certificate of Designation	Filed herewith
2.4	Series C Certificate of Designation	Filed Previously
2.5	Bylaws	Filed Previously
4.1	Subscription Agreement	Filed Previously
8.1	Form of Escrow Agreement	Filed Previously
11.1	Consent of Auditor	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida, on June 13, 2023.

Water On Demand, Inc.

/s/ T. Riggs Eckelberry
By: T. Riggs Eckelberry, Chief Executive Officer

Pursuant to the requirements of Regulation A, this Offering Statement has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ T. Riggs Eckelberry
By: T. Riggs Eckelberry, as Chief Executive Officer, and Director

/s/ Prasad Tare
By: Prasad Tare, as Principal Financial Officer, Principal Accounting Officer

/s/ Byron Elton
By: Byron Elton, as Director
/s/ Jean-Louis Kindler
By: Jean Louis Kindler, as Director
/s/ Anthony Fidaleo
By: Anthony Fidaleo, as Director

Date: June 13, 2023